Exhibit 99.1

Axiall Board of Directors Names Timothy Mann, Jr. President & CEO;

Declares Quarterly Dividend

ATLANTA, Nov. 17, 2015 – The board of directors of Axiall Corporation (NYSE: AXLL) today appointed Timothy Mann, Jr. as the company’s president and chief executive officer, a position to which he was named on an interim basis on July 6, 2015. In addition, Mr. Mann was named to the board of directors.

“The board completed its CEO search process and is pleased to select Tim Mann to be the president and chief executive to lead Axiall Corporation,” said Axiall Board Chairman Mark Noetzel. “Tim has energized the employees and has renewed our focus on Axiall’s primary strategic initiatives. He has demonstrated to the board the right experience and capabilities to lead Axiall as we enhance the company’s competitive position to drive shareholder value.”

Axiall President and CEO Mann said, “We are strengthening the company’s competitive position through improved operational reliability and a focus on cost competitiveness. Further, we continue to evaluate the alternatives for the entire portfolio of businesses and assets. I want to thank our employees for their dedication to safe operations and customer service.”

Also today, the Axiall Corporation board of directors declared a regular quarterly dividend of 16 cents per share of common stock. The dividend is payable Jan. 11, 2016, to shareholders of record at the close of business on Dec. 23, 2015.

About Axiall

Axiall Corporation (NYSE: AXLL) is a leading integrated chemicals and building products company. Headquartered in Atlanta, Axiall has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers. For more information, visit www.axiall.com.

Axiall Corporation Contacts:

Investor Relations

Martin Jarosick, 770-395-4524

or

Media

Chip Swearngan, 678-507-0554